Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated February 28, 2008 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  February 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,101.09 per unit at the end of February, up 7.2% for the month and up 9.4% year to date.

The Fund was positive for the month of February as trading in almost all sectors posted gains, especially in grains, energy and metals markets.

Continuation of price trends in both commodity and financial markets provided the ideal trading conditions for the Fund's advisors. Weakness in the U.S. dollar due to expectations for lower country-regionplaceU.S. interest rates triggered an upward momentum price rally for most commodities. Grain prices, especially in wheat and the soybean complex, rallied to record highs as further evidence emerged that global crop production would fail to meet demand forecasts. Within the energy sector, crude oil recovered losses incurred during January and moved to new highs just short of the inflation-adjusted record of $103.76 per barrel set in 1980. Despite rising inventory levels and slowing country-regionplaceU.S. domestic demand for petroleum, strong global demand and geopolitical concerns continue to offer support for oil prices. Profits were also captured in metals markets as prices rallied in precious metals on global economic uncertainty and the depreciating U.S. dollar, especially in gold and silver positions.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period February 1,
                            Through February 29, 2008

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     ===========
Realized gains from trading            $35,647,543       4.09%
Change in unrealized gains/losses
     from trading                       36,149,279       4.15
                                       -----------      -----
                                        71,796,822       8.24
Less, Brokerage commissions
     and clearing fees ($216,204)        4,495,529       0.52
                                       -----------      -----
Net realized and unrealized gains       67,301,293       7.72
Interest income                          1,211,993       0.14
                                       -----------      -----
                                        68,513,286       7.86
                                       -----------      -----
Less, Expenses:
     Management fees                     1,462,650       0.17
     Incentive fees                      5,716,385       0.65
     Other expenses                        103,827       0.01
                                       -----------      -----
                                         7,282,862       0.83
                                       -----------      -----
Net income                              61,230,424       7.03%
                                                        =====
Additions (11,496.9955 L.P. units
at January 31, 2008 net asset
value per unit of $1,026.79)            11,805,000
Redemptions (10,042.6831 L.P. units
at February 29, 2008 net asset
value per unit of $1,101.09)           (11,057,898)
                                       -----------
Increase in net assets                  61,977,526
Net assets, January 31, 2008           834,331,431
                                       -----------
Net assets, February 29, 2008         $896,308,957
                                       ===========
Net asset value per unit
  ($896,308,957 / 814,020.6061 Units)    $1,101.09
                                          ========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


 By: /s/ Jennifer Magro
         --------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.